Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-207298) pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan

(2)	Registration Statement (Form S-8 No. 333-233223) pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan and

(3)	Registration Statement (Form S-3 No. 333-235664) of Surgery Partners, Inc.;
of our report dated March 16, 2018 (except for the effect of adopting ASU 2016-18, Statement of Cash Flows - Restricted Cash, as to which the date is March 15, 2019), with respect to the consolidated financial statements of Surgery Partners, Inc., included in this Annual Report (Form 10-K) of Surgery Partners, Inc. for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 13, 2020